Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated 26 July, 2006

Buffered Underlying Securities (BUyS) linked to: The Dow Jones AIG Commodity Index & CPI YoY 100% Participation & 20% Principal Protection
Final Terms and Conditions — July 26, 2006
Summary Terms of Note

Security Codes	:	• CUSIP: 28264QCS1 • ISIN: US28264QCS12 • Common: 026036895

Underwriter	:	Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings	:	Moody’s Aaa / S&P AA+ / Fitch AAA (see issuer info below)

Issuance Amount	:	$1,541,000

Denomination	:	$1,000 per Note (min. investment $1,000).

Underlying	:	The Dow Jones — AIG Commodity Index (Bloomberg: DJAIG <INDEX>) and US CPI Urban Consumers YoY NSA (Bloomberg CPI YOY <INDEX>)

Initial Levels	:	172.361 (Official closing price level of the DJAIG on the Initial Valuation Date)
3.50% (Most recent official percentage level of the CPI YoY published as of the date 3 months prior to the Initial Valuation Date)

Initial Basket Amount	:	$1,000 which is the Sum of:

		•	DJAIG Performance:	$1,000 x (Initial Level / Initial Level) +

			CPI YoY Performance:	$1,000 x (Initial Level — Initial Level)

Final Levels	:	Official closing price level of the DJAIG on the Final Valuation Date and the most recent official percentage level of the CPI YoY published as of the date 3 months prior to the Final Valuation Date.

Final Basket Amount	:	The Sum of:

		•	DJAIG Performance:	$1,000 x (Final Level / Initial Level) +

			CPI YoY Performance:	$1,000 x (Final Level — Initial Level)

Participation	:	100.00%

Buffer Level	:	$800, which is 80.00% of the Initial Basket Amount (1st 20% drop is fully protected)

Redemption Amount at Maturity	:	The security holder will receive at Maturity for each Note:

		•	If the Final Basket Amount ≥ Initial Basket Amount:

			•	Final Basket Amount

		•	If the Final Basket Amount ≥ Buffer Level, but < Initial Basket Amount:

			•	$1,000

		•	If the Final Basket Amount < Buffer Level

			•	Final Basket Amount + ($1,000 — Buffer Level)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409. Dow Jones, AIG, The Dow Jones — AIG Commodity Index and DJAIG are service marks of Dow Jones & Company, Inc. and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by Deutsche Bank. Deutsche Bank’s Buffered Underlying Securities based on the DJAIG, are not sponsored, endorsed, sold or promoted by Dow Jones, AIG International, Inc. (“AIGI”), American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product(s). The CPI YoY is defined as the 12 month percent change in the non-seasonality adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.

Listing	:	Unlisted — Deutsche Bank will post an indicative secondary market on Bloomberg Page: DBUS <GO>, or on the x-markets website at http://www.usxmarkets.db.com

Business Days	:	London, New York (following business day convention)

Form of Note	:	The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC in Notional Amount traded per firm. Global, Book Entry.

Issuer	:	Eksportfinans ASA

Calculation Agent	:	Deutsche Bank AG London

Governing Law	:	New York

Relevant Dates

Subscription Period	:	July 6th , 2006 — July 26th, 2006 (until 2:00pm EST), Securities will not be available for purchase after the July 26th , 2006

Initial Valuation Date	:	July 26th , 2006

Initial Settlement Date	:	July 31st , 2006

Final Valuation Date	:	July 27, 2009

Maturity / Final Settlement Date	:	July 31, 2009 (4 Business Days after the Final Valuation Date), (3 Years)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409. Dow Jones, AIG, The Dow Jones — AIG Commodity Index and DJAIG are service marks of Dow Jones & Company, Inc. and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by Deutsche Bank. Deutsche Bank’s Buffered Underlying Securities based on the DJAIG, are not sponsored, endorsed, sold or promoted by Dow Jones, AIG International, Inc. (“AIGI”), American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such product(s). The CPI YoY is defined as the 12 month percent change in the non-seasonality adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor.